Exhibit 99.1

CONTACTS:
Jim Tolonen, CFO
Business Objects
+1 408 953 6000

Don Markley
Business Objects
Investor Relations
+1 408 953 6054
don.markley@businessobjects.com

Anne Guimard
Business Objects
European Investor Relations
+33 1 41 25 39 19
anne.guimard@businessobjects.com

BUSINESS OBJECTS REPORTS RECORD 2003

FOURTH QUARTER AND YEAR-END RESULTS

Business Objects Standalone Revenue Increases 25 Percent;

Operating Margin Reaches 21 Percent

San Jose, California; Paris, France – February 5, 2004 – Business Objects (Nasdaq: BOBJ; Euronext Paris ISIN code FR0004026250 - BOB), the world’s leading provider of business intelligence (BI) solutions, today announced results for the fourth quarter and year ended December 31, 2003.

Fourth Quarter GAAP Results

The results for the fourth quarter 2003 include 20 days of revenue contribution and expenses from Crystal Decisions following the close of the acquisition on December 11, 2003; and a number of purchase accounting adjustments and transaction-related expenses which are described in more detail below.

Fourth quarter revenues were $184.2 million, an increase of 46 percent over revenues of $126.2 million for the quarter ended December 31, 2002.  The net loss for the fourth quarter was $8.6 million, compared to net income of $12.8 million, in the fourth quarter of the prior year.

Purchase Accounting Adjustments and Other Transaction–Associated Costs

The fourth quarter 2003 GAAP results include certain purchase accounting adjustments and other costs associated with the acquisition of Crystal Decisions, including the following expenses:  the write-off of acquired in-process technology of $28.0 million, the amortization of capitalized research and development of $1.0 million, the amortization of deferred stock-based compensation of $0.6 million, and the amortization of other intangibles of $0.6 million.

The results also reflect restructuring charges of $7.8 million and other one-time integration charges associated with the acquisition of approximately $5.5 million.

In addition, the results reflect the elimination of approximately $3.4 million in maintenance revenue during the 20-day period, due to purchase accounting entries eliminating certain purchased deferred revenue.

“The business intelligence industry now has an unquestioned leader, and that leader is Business Objects,” said Bernard Liautaud, chairman and chief executive officer.  “From the standpoint of license revenue, number of customers, breadth of distribution channels, or product line strength, Business Objects is unsurpassed.  Our performance in the fourth quarter reflects this leadership, with strong revenue and operating profit growth from both Crystal Decisions and Business Objects.  In a period when the possibility of distraction or customer hesitancy were at their peak, our execution was outstanding.”

“Also, we are very pleased with the progress of the integration of Business Objects and Crystal Decisions,” said Liautaud.  “Just after the close of the quarter, we presented a product integration roadmap to customers, and the reaction has been very positive.  In mid-January we held our combined worldwide sales force kickoff, and the BI industry’s largest sales organization is very enthusiastic about the value proposition it can now offer to clients.”

Business Objects Standalone Pro forma Operating Results

Had Business Objects and Crystal Decisions operated independently for the entire fourth quarter, the company estimates that the unaudited pro forma operating results for Business Objects would have been as follows (see also Supplemental Schedules below):

•                  Total revenues of approximately $158 million, up 25 percent from the same period of the prior year

•                  License revenues of approximately $76 million, up 16 percent from the same period of the prior year

•                  Maintenance and support revenues of approximately $60 million, up 38 percent from the same period of the prior year

•                  Professional services revenue of approximately $21 million, up 32 percent from the same period of the prior year

•                  Gross profit of approximately $133 million, up 26 percent from the same period of the prior year. This represents a gross margin of 84 percent

•                  Operating income of approximately $33 million, up 94 percent from the same period of the prior year. This represents an operating margin of 21 percent.

A reconciliation of GAAP to pro forma revenue and operating income is included with this press release.

Product Line Performance:

The performance of key Business Objects product lines during the quarter was as follows:

•                  BusinessObjects Enterprise 6 license revenues were $33 million, a sequential increase of 177 percent from the third quarter of 2003

•                  BusinessObjects Enterprise 6 was included in 649 customer transactions, including 87 transactions over $100,000

•                  Analytic applications license revenues were $7.5 million, compared with $9.1 million the fourth quarter of 2002.  For the full year, analytic applications license revenue was $25.7 million, up 23 percent over the prior year.  The license revenues reported for analytic applications includes only revenue from the analytic products, and do not include data integration or business intelligence license revenue that may be associated with the same contracts

•                  Data Integration products contributed $5.4 million in license revenues, a 97 percent increase compared to the fourth quarter of 2002. A total of 85 customers purchased Data Integration products, including 14 contracts over $100,000.  For the full year, Data Integration license revenue was $14.0 million.

For Business Objects on a standalone pro forma basis, year-over-year revenue performance for the fourth quarter in dollars for each region would have been: Europe up 36 percent (up 15 percent in Euros), Americas up 7 percent, Japan up 19 percent (up 7 percent in yen), and Asia-Pacific up 202 percent.

For the full year, Business Objects standalone pro forma revenue would have been approximately $535 million, up 17 percent over the prior year; pro forma operating income would have been approximately $70.5 million, up 31 percent over the prior year; and pro forma operating margin would have been 13.2 percent, compared to 11.8 percent in the prior year.

Crystal Decisions Standalone Pro forma Operating Results

Had Business Objects and Crystal Decisions operated separately for the entire quarter, the company estimates that the unaudited pro forma operating results for Crystal Decisions would have been as follows (see also Supplemental Schedules below):

•                  Total revenue of approximately $82 million, up 15 percent from the same period of the prior year

•                  License revenue of approximately $51 million, up 9 percent from the same period of the prior year

•                  Gross profit of approximately $65 million, up 15% from the same period of the prior year

•                  Operating income of approximately $13 million, up approximately 13% from the same period of the prior year

Combined Company Pro Forma Results

The mathematical sum of the two pro forma results would yield the following combined pro forma results for the fourth quarter:

•                  Total revenue of approximately $240 million

•                  License revenue of approximately $127 million

•                  Operating income of approximately $46 million; an operating margin of 19 percent

Balance Sheet

As of December 31, 2003, the company had $235 million in cash and cash equivalents.  Total assets were $1.8 billion.

Business Outlook

Management offers the following guidance for the quarter ending March 31, 2004:

•                  Revenue is expected to be in the range of $208 million to $218 million

•                  GAAP diluted earnings per share and ADS are expected to be in the range of $0.03 to  $0.09

•                  Non-GAAP pro forma diluted earnings per share and ADS are expected to be in the range of $0.10 to $0.16.

Both the GAAP and non-GAAP guidance exclude eliminated deferred maintenance revenue of approximately $12.6 million, as detailed on the below supplemental schedules, which is approximately a $0.08 per share and per ADS reduction reflected in both estimates.

The non-GAAP earnings per share and ADS also excludes purchase accounting adjustments and other transaction-associated or restructuring costs of approximately $10 million, as detailed on the below supplemental schedules, which is approximately a $0.07 per share increase reflected in this estimate.

The above information concerning our forecast for the first quarter represents our outlook only as of the date hereof, and we undertake no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income (loss) and earnings (loss) per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the write off of in-process technology associated with the acquisition of Crystal Decisions, the amortization of capitalized research and technology, the amortization of deferred stock-based compensation, the amortization of other intangibles, restructuring charges, other one-time integration charges associated with the Crystal Decisions acquisition and elimination of maintenance revenue due to the impact of purchase accounting entries on deferred revenue.  In addition, this press release includes pro forma statement of operations line items and balance sheet items for Business Objects and Crystal Decisions as if the acquisition had not occurred in the fourth quarter of 2003. Business Objects has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses related to the acquisition of Crystal Decisions and therefore is helpful to understanding Business Objects’ underlying operational results. Further, these non-GAAP measures are some of the primary measures Business Objects’ management uses for planning and forecasting.  These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Business Objects

Business Objects is the world’s leading business intelligence (BI) software company. Business Objects enables organizations to track, understand, and manage enterprise performance. The company’s solutions leverage the information that is stored in an array of corporate databases, enterprise resource planning (ERP), and customer relationship management (CRM) systems.

Popular uses of BI include enterprise reporting, management dashboards and scorecards, customer intelligence applications, financial reporting, and both customer and partner extranets. These solutions enable companies to gain visibility into their business, acquire and retain profitable customers, reduce costs, optimize the supply chain, increase productivity, and improve financial performance.

In December 2003, Business Objects completed the acquisition of Crystal Decisions, the leader in enterprise reporting.  The combined product line includes software for reporting, query and analysis, performance management, analytic applications, and data integration. In addition, Business Objects offers consulting and education services to help customers effectively deploy their business intelligence projects.

Business Objects has more than 24,000 customers in over 80 countries. The company’s stock is traded under the ticker symbols NASDAQ: BOBJ and Euronext Paris (ISIN: FR0004026250 - BOB). It is included in the SBF 120 and IT CAC 50 French stock market indexes. Business Objects can be reached at 408-953-6000 and www.businessobjects.com

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties concerning Business Objects’ including Business Objects’ expected financial performance, as well as Business Objects’ strategic and operational plans. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, Business Objects’ ability to successfully integrate Crystal Decisions’ operations and employees; Business Objects’ ability to transition Crystal Decisions’ customers; the introduction of new products by competitors or the entry of new competitors into the markets for Business Objects’ products; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect Business Objects’ business and financial results is included in Business Objects’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002, Quarterly Report on Form 10-Q for the

quarterly period ended March 31, 2003, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 and Business Objects’ Registration Statement on Form S-4 (Registration No. 333-108400) including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. Business Objects is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

BUSINESSOBJECTS is a trademark of Business Objects S.A. Other company and product names may be trademarks of the respective companies with which they are associated.

BUSINESS OBJECTS S.A.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of US dollars, except per share and ADS data)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Net license fees	$98,279	$66,129	$275,261	$243,955
Services	85,923	60,054	285,564	210,844
Total revenues	184,202	126,183	560,825	454,799
Cost of revenues:
Net license fees	3,106	1,298	5,951	3,102
Services	26,708	18,766	89,005	71,489
Total cost of revenues	29,814	20,064	94,956	74,591
Gross margin	154,388	106,119	465,869	380,208
Operating expenses:
Sales and marketing	76,186	59,346	250,870	222,243
Research and development	26,428	21,736	95,399	74,991
General and administrative	15,697	7,898	44,655	29,387
Acquired in-process technology	27,966	—	27,966	2,000
Restructuring	7,782	115	7,782	3,871
Total operating expenses	154,059	89,095	426,672	332,492
Income from operations	329	17,024	39,197	47,716
Interest and other income, net	2,920	3,641	14,334	18,959
Income before provision for income taxes	3,249	20,665	53,531	66,675
Provision for income taxes	(11,854)	(7,852)	(30,969)	(26,095)
Net income (loss)	$(8,605)	$12,813	$22,562	$40,580

Net income (loss) per share and ADS - basic	$(0.12)	$0.21	$0.35	$0.66

Net income (loss) per share and ADS - diluted	$(0.12)	$0.20	$0.34	$0.63

Shares and ADS used in computing net income (loss) per share and ADS - basic	69,377	62,456	64,584	61,888

Shares, ADSs and common share equivalents used in computing net income (Ioss) per share and ADS - diluted	69,377	63,743	66,168	63,933

BUSINESS OBJECTS S.A.

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars)

	December 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$235,380	$233,941
Short-term investments	—	46,678
Restricted cash	19,243	8,654
Accounts receivable, net	187,885	98,623
Deferred taxes, net	261	12,920
Other current assets	33,797	14,131

Total current assets	476,566	414,947

Goodwill	1,051,111	75,416
Other intangible assets, net	149,143	10,810
Property and equipment, net	61,187	37,341
Restricted cash - long term	—	10,254
Deposits and other assets	19,092	3,040
Long term deferred asset	17,963	—

Total assets	$1,775,062	$551,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$47,790	$20,105
Accrued payroll and related expenses	84,686	48,537
Deferred revenue	135,977	75,490
Income taxes payable	75,727	7,187
Other current liabilities	73,145	36,398
Notes payable - current portion	9,728	1,717

Total current liabilities	427,053	189,434

Notes and escrow payable	—	9,728
Long-term accrued rent	4,950	7,713

Total shareholders’ equity	1,343,059	344,933

Total liabilities and shareholders’ equity	$1,775,062	$551,808

BUSINESS OBJECTS S.A.

CONSOLIDATED CASH FLOW STATEMENT

(In thousands of US dollars)

	Year Ended December 31
	2003	2002
	(unaudited)

Cash flows from operating activities:
Net income	$22,562	$40,580
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,269	14,746
Amortization of intangible assets	4,344	3,363
Stock based compensation expense	1,638	—
Acquired in-process technology	27,966	2,000
Deferred income taxes	(1,664)	(2,882)
Tax benefit on stock option exercises	17,974	3,649
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(36,973)	784
Decrease (increase) in other current assets	(16,489)	3,319
Increase (decrease) in accounts payable	8,118	(2,216)
Increase in accrued payroll and related expenses	13,383	6,754
Increase (decrease) in income taxes payable	14,539	(6,294)
Increase in deferred revenue	35,657	7,947
Decrease in other current liabilities	(10,825)	(4,559)

Net cash provided by operating activities	98,499	67,191

Cash flows from investing activities:
Purchases of property and equipment	(12,453)	(10,405)
Change in estimate in restructuring accrual for Acta acquisition	2,741	—
Business acquisitions and other investments	(178,327)	(62,454)
Sales (purchases) of short-term investments	53,662	(45,240)

Net cash used for investing activities	(134,377)	(118,099)

Cash flows from financing activities:
Purchase of treasury shares	—	(4,055)
Issuance of shares	29,677	15,542
Changes in restricted cash	1,150	(9,106)
Increase in escrow payable	—	9,728
Notes payable reductions	(1,717)	(2,656)

Net cash provided by financing activities	29,110	9,453

Effect of foreign exchange rate changes on cash and cash equivalents	8,207	34,975

Net increase (decrease) in cash and cash equivalents	1,439	(6,480)
Cash and cash equivalents, beginning of period	233,941	240,421

Cash and cash equivalents, end of period	235,380	233,941
Short-term investments, end of period	—	46,678

Cash and cash equivalents and short term investments, end of period	$235,380	$280,619

Business Objects S.A.

Supplemental Schedule of Purchase Accounting Adjustments (Unaudited)

(In millions of U.S. dollars)

	Allocation of Purchase Price		Amortization of Purchase Accounting Adjustments
		2003	2004
		Q4	Q1	Q2	Q3	Q4	Thereafter

In-process R&D	$28.0	$28.0	$—	$—	$—	$—	$—

Developed technology	92.6	1.0	4.7	4.7	4.7	4.7	72.8

Stock-based compensation	19.8	0.6	1.9	1.9	1.9	1.8	11.7

Other intangibles	50.1	0.6	2.5	2.5	2.5	2.5	39.5

Goodwill (Note 1)	978.0

Fair value of net tangible assets (Note 2)	60.8

Total purchase price	$1,229.3

Other Supplemental Information

Elimination of deferred revenue	$33.2	$3.4	12.6	8.7	5.1	1.6	1.8

Restructuring charges (Note 3)		$7.8

Note 1:  Under International Accounting Standards, goodwill will amortize at approximately $48.9 million per quarter over a 5 year life, and under US GAAP will be subject to periodic review for impairment.

Note 2:  Includes a $13.5 million liability for Crystal Decisions’ accrued restructuring charges.

Note 3:  The Company currently estimates it will incur approximately $5.5 million of additional restructuring charges as it moves out of redundant facilities, primarily during the second and third quarters of 2004.

Business Objects S.A.

Supplemental Schedule of GAAP to Unaudited Stand-Alone Pro-Forma Reconciliation

For the Quarter ended December 31, 2003

(In millions of U.S. dollars)

					Less
					Restructuring	Less Crystal
	Pro Forma			Less	and	Decisions
	Stand-Alone			Transaction	one-time	prior to
	BOBJ	CD	Combined	Adjustments	expenses	transaction	GAAP
License Revenue	$76	$51	$127	$(1)		$(29)	$98

Total Revenue	158	82	240	(3)		(52)	184

Gross Margin	133	65	198	(5)	(1)	(39)	154

Gross Margin %	84%	80%	83%				84%

Sales and marketing	66	33	99	1	1	(25)	75

Research and development	24	12	36		4	(14)	27

General and administrative	10	6	17		32	(33)	16

Write-off IPR&D, restructuring				28	8		36

Operating Expenses	100	52	152	29	45	(72)	154

Operating Income	$33	$13	$46	$(34)	$(45)	$33	$0.3

Operating Profit %	21%	16%	19%				0.2%

Differences in totals are due to rounding